                                                                    Exhibit 23.1

               Consent of Independent Certified Public Accountant

We consent to incorporation by reference in the registration statement (No. 333-97451) on Form SB-2 of Oregon Trail Ethanol Coalition, LLC of our report dated January 31, 2003 and March 25, 2003, on our audit of the balance sheets of Oregon Trail Ethanol Coalition, LLC (a development stage limited liability company) as of December 31, 2002 and 2001 and the related statements of operations, members' equity (deficit), and cash flows for the year ended December 31, 2002, and the periods August 16, 2001 (inception) through December 31, 2002 and 2001 which report is included in this Special Report Pursuant to Rule 15(d)-2 - Annual Report Under Section 15(d) of the Securities Exchange Act of 1934.

                                          /s/ BKD, LLP

Omaha, Nebraska
April 16, 2003